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                                                                                                                   Exhibit 12.1

                                            CHEVRON PHILLIPS CHEMICAL COMPANY LLC
                                       Computation of Ratio of Earnings to Fixed Charges
                                                          (Unaudited)



                                                                   ACTUAL                                  PRO FORMA
                                                  ---------------------------------------------   -------------------------------
                                                                                  JULY 1, 2000
                                                  THREE MONTHS                    (INCEPTION)     THREE MONTHS
                                                      ENDED       YEAR ENDED        THROUGH           ENDED          YEAR ENDED
                                                    MARCH 31,    DECEMBER 31,     DECEMBER 31,      MARCH 31,        DECEMBER 31,
MILLIONS                                              2002           2001             2000            2002              2001
--------                                          ------------   ------------     ------------    ------------      -------------
Earnings Available for Fixed Charges
     Loss before taxes                               $ (21)(a)       $(431)(a)       $(213)(a)       $ (25)(a,b)       $(433)(a,b)
     Fixed charges, as defined                          22             125              74              26               127
                                                     -----           -----           -----           -----             -----
     Earnings (loss) before taxes and
       fixed charges                                 $   1           $(306)          $(139)          $   1             $(306)
                                                     =====           =====           =====           =====             =====

Fixed Charges
     Interest expense, including amortization
       of debt discount                              $  18           $ 104           $  65           $  22(b)          $ 106(b)
     Interest portion of rental expense (c)              4              21               9               4                21
                                                     -----           -----           -----           -----             -----
     Total fixed charges                             $  22           $ 125           $  74           $  26             $ 127
                                                     =====           =====           =====           =====             =====

Ratio of Earnings to Fixed Charges                    --              --              --              --                --
                                                     =====           =====           =====           =====             =====

Deficiency in the Coverage of Fixed Charges
    by Earnings Before Taxes and Fixed Charges       $  21           $ 431           $ 213           $  25             $ 433
                                                     =====           =====           =====           =====             =====

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(a) Includes non-cash charges related to special items totalling $4 million,
    $203 million and $152 million in the three month period ended March 31, 2002, the year ended December 31, 2001 and the period from July 1, 2000 (inception) through December 31, 2000, respectively.

(b) After giving effect to the net increase in interest expense assuming the retirement of $500 million of commercial paper with proceeds from the issuance of $500 million of 5 3/8% Notes due 2007, both as of January 1, 2001.

(c) Calculated at one-third of rental expense which is deemed representative of the interest factor.